Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
to Prospectuses dated August 21, 2007,	Registration No. 333-145612
December 5, 2005 and	Registration No. 333-130142
September 23, 2004	Registration No. 333-119232

CEC ENTERTAINMENT, INC.

1,175,000 Shares of Common Stock

This prospectus supplement updates, as of December 10, 2007, information on certain selling security holders who may sell shares of common stock, $0.10 par value per share, of CEC Entertainment, Inc. (the “Company”) pursuant to the combined prospectus included in the registration statement on Form S-8, dated August 21, 2007 (the “Combined Prospectus”), which, pursuant to Rule 429 under the Securities Act, also relates both to the Company’s registration statement on Form S-8 (File No. 333-119232), which was first filed on September 23, 2004, and the Company’s registration statement on Form S-8 (File No. 333-130142), which was first filed on December 5, 2005. Pursuant to Rule 429(b) and in accordance with Section 8(c) of the Securities Act, upon effectiveness, the Combined Prospectus acted as a post-effective amendment to the previously filed registration statements incorporated by reference therein, thereby carrying forward to the registration statement filed on August 21, 2007 the 550,000 shares of Common Stock registered for resale on the previously filed registration statements, but not sold thereunder. This prospectus supplement updates the number of shares of common stock beneficially owned by the selling security holders as of December 10, 2007. This prospectus supplement should not be delivered or used without the Combined Prospectus. All capitalized terms used in this prospectus supplement are defined in the Combined Prospectus.

Name Of Selling Security Holder	Number of Shares of Common Stock Beneficially Owned Before this Offering	Number of Shares Being Registered for Resale	Common Stock Owned Upon Completion of Offering (1)
			Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding

Executive Officers

J. Roger Cardinale	232,392	17,532	214,860	*
Gene F. Cramm, Jr.	17,391	17,391	0	*
Richard M. Frank	1,238,813	84,185	1,154,628	3.93%
Richard T. Huston	130,432	17,391	113,041	*
Michael H. Magusiak	885,081	71,448	813,633	2.77%
Christopher D. Morris	51,141	17,391	33,750	*
Thomas W. Oliver	23,996	16,096	7,900	*

Directors

Larry T. McDowell	14,212	4,712	9,500	*
Tim T. Morris	32,462	4,712	27,750	*
Louis P. Neeb	27,962	4,712	23,250	*
Cynthia I. Pharr Lee	34,187	4,712	29,475	*
Walter Tyree	37,712	4,712	33,000	*
Raymond E. Wooldridge	67,712	4,712	63,000	*

Total	2,793,493	269,706	2,523,787	8.58%

*	Less than one percent.

(1)	This column assumes that the Selling Security Holders have sold the Common Stock being registered by this prospectus.

None of the Selling Security Holders is a reporting company under Section 13 or 15(d) of the Exchange Act, a registered investment company, a registered broker-dealer, or an affiliate of a registered broker-dealer.

Pursuant to Rule 429 under the Securities Act, this prospectus supplement relates to the Combined Prospectus (File No. 333-145612), the Company’s registration statement on Form S-8 (File No. 333-119232) filed on September 23, 2004, and the Company’s registration statement on Form S-8 (File No. 333-130142), filed on December 5, 2005.

The date of this prospectus supplement is December 10, 2007.